Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 28, 2022, and effective as of May 2, 2022 (the “Effective Date”) between OncoSec Medical Incorporated (the “Company”), a Nevada corporation, and Robert H. Arch (the “Executive”).

Recital:

The parties desire to enter into this Agreement so as to provide for the employment of the Executive by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.	Position and Responsibilities.

(a) Position. From and after the Effective Date, the Executive shall be employed by the Company on a full-time basis to serve as the President and Chief Executive Officer (“CEO”) of the Company. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive shall be so employed by the Company and shall devote his best efforts to advance the interests of the Company and to perform the duties customarily incident to the position of President and CEO. You will have such duties and responsibilities as are usually performed by the President and Chief Executive Officer of a Nevada corporation, including such duties as are reasonably and appropriately delegated to you from time to time by the Board, consistent with your position as President and Chief Executive Officer, and you will have the authority and resources consistent with such positions, subject to adjustments in resources consistent with normal operating decisions of a board of directors in the event of changes in strategy or programs or any other changes to resources that are reasonable in light of the Company’s then current financial condition. The Company will not assign any position, title, duties, or responsibilities to you that are inconsistent with the position of President and Chief Executive Officer.

(b) Other Activities. Except upon the approval of the Board, the Executive shall not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) in either case that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Subject to the foregoing, the Executive may engage in other business and professional activities to the extent that they do not interfere with his obligations under this Agreement, provided that each of those activities is first disclosed to and approved in writing by the Board.

2.	Term. The Executive’s employment under this Agreement shall continue in effect until terminated pursuant to Section 5 of this Agreement.

3.	Compensation.

(a) Salary. From and after the Effective Date and subject to adjustment from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”), the Executive shall be paid an annual salary at the rate of $505,000 (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s regular payroll practices, less applicable taxes and withholdings.

(b) Annual Bonus. At the end of each fiscal year of the Company, the Board shall consider, and the Executive shall be eligible for, the award of a performance bonus for such fiscal year in an amount up to 40%, which is subject to adjustment from time to time by the Board or the Compensation Committee, of the Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance objectives established annually by the Board or the Compensation Committee. The performance objectives shall be communicated to Executive in writing prior to the end of the first quarter of each fiscal year. Executive shall be eligible for a pro-rated annual bonus for fiscal year 2022. The actual annual bonus paid may be lower or higher than the Target Bonus depending on the degree of achievement of the performance objectives, with the assessment of performance determined in the sole discretion of the Board or the Compensation Committee. Any Annual Bonus earned shall be paid to the Executive no later than two and a half months from the end of the fiscal year in which the Annual Bonus was earned. The Executive must be employed on the last day of a particular fiscal year in order to be eligible to earn an Annual Bonus for such fiscal year.

(c) Equity Incentive Award. In consideration of the Executive entering into this Agreement and as an inducement that is material to Executive’s employment with the Company, Executive shall be granted a stock option (the “Contingent Option”) to purchase from the Company seven hundred thousand (700,000) shares of the Company’s common stock. The Contingent Option will be granted pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) and not pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”) or any other equity incentive plan of the Company, as an inducement that is material to Executive’s employment with the Company (the “Inducement Grant”). The Contingent Option shall be subject to approval by the Board or the Compensation Committee and, if so approved, issued to the Executive on the Effective Date (or the date of Board or Compensation Committee approval, if later), with an exercise price equal to the closing sales price of a share of the Company’s common stock as of the Effective Date (or the date of Board or Compensation Committee approval, if later). The Contingent Option shall be governed by an award agreement between the Executive and the Company (the “Contingent Option Agreement”). Subject to the terms of the Contingent Option Agreement, the Contingent Options shall vest in quarterly installments commencing on the first completed calendar quarter after the Effective Date. In the event of any conflict or ambiguity between this Agreement and the Contingent Option Agreement, the Contingent Option Agreement shall govern.

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(d) Signing Bonus. The Executive is eligible for a signing bonus of one hundred fifty thousand dollars ($150,000) paid in installments (the “Signing Bonus”), as follows: provided that the Executive is employed on each applicable payroll date, the Company shall pay Executive one third of the Signing Bonus on: (i) the first payroll date following the Executive’s start date (“Start Date”); (ii) the payroll date following the six (6) month anniversary of the Start Date; and (iii) the payroll date following the twelve (12) month anniversary of the Start Date. For the sake of clarity, if the Executive is not employed by the Company for any reason on one of the payroll dates set forth in subsections i-iii, he is not eligible for that particular signing bonus payment.

(e) Relocation Expenses. The Company shall reimburse the Executive for all reasonable relocation expenses in connection with his move to the San Diego, California area, up to fifty thousand dollars ($50,000) (“Relocation Payment”) subject to the Company’s requirements with respect to reporting and documentation of such expenses. In the event that the Executive’s employment is terminated within twelve (12) months from the Start Date for Cause or by the Executive without Good Reason (as defined herein), Executive agrees to repay to the Company the Relocation Payment within thirty (30) days from the termination date. Executive acknowledges that the Relocation Payment shall be subject to all applicable tax withholding obligations.

(f) Benefits. The Executive shall be eligible to participate in the benefits made generally available by the Company to any other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(g) Life Insurance. The Company shall purchase and, solely during the term of Executive’s employment with the Company, maintain a term life insurance policy on the life of the Executive providing a death benefit of One Million Dollars ($1,000,000.00). The Executive shall have the right to designate a beneficiary to receive the proceeds paid by such policy. The premiums and other costs paid by the Company to maintain such life insurance policy shall be taxable to the Executive to the extent required by the Code, as defined herein, and the regulations issued thereunder, as determined by the Company.

(h) Reimbursement of Expenses. The Executive shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Executive on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time. The reimbursement of expenses pursuant to this Section 3(h) is subject to the Company’s requirements with respect to reporting and documentation of such expenses.

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4.	Office Location. The Executive shall work from the Company’s San Diego, California offices and shall travel as necessary to perform the duties of his position hereunder, including traveling to the Company’s other offices.

5.	Termination.

(a) Death. This Agreement shall automatically terminate effective as of the date of the Executive’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive’s estate: (i) any portion of the Executive’s Base Salary for the period up to the Executive’s date of death that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Executive under the terms of the benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(b) Disability. If the Executive becomes eligible to receive disability benefits under the Company’s long term disability benefit plan or, if a licensed physician selected by the Company certifies that the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate the Executive’s employment. In the event that the Executive is terminated pursuant to this Section 5(b), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Executive: (i) any portion of the Executive’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Executive under the terms of the benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder upon written notice to the Executive for any of the following reasons as determined in the sole discretion of the Board: (i) failure by the Executive to cooperate with the Company in any formal investigation or formal proceeding; (ii) the commission by the Executive of, or a plea by the Executive of guilty or nolo contendere with respect to, or conviction of the Executive of a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), any offense that results in any prison sentence or a crime involving moral turpitude, dishonesty, breach of trust, or physical harm to any person; (iii) adjudication as an incompetent; (iv) the Executive’s failure to perform any lawful and reasonable duties assigned to him by the Board after receiving at least fifteen (15) days’ advance written notice and the opportunity to cure to the satisfaction of the Board of an equivalent time period; (v) the Executive’s gross negligence or other misconduct that is materially injurious to the Company, monetarily or otherwise, including but not limited to any material act or omission by the Executive of fraud, theft, dishonesty, embezzlement, falsification of records or moral turpitude; (vi) the Executive’s willful violation of the Company’s lawful By-laws, Code of Conduct or other Company policy that is materially detrimental to the Company’s best interest, after receiving at least fifteen (15) days’ advance written notice and a reasonable opportunity to cure of an equivalent time period; (vii) any continued or repeated absence from the Company, unless the absence is approved or excused by the Board or the result of the Executive’s illness, disability or incapacity (in which event the provisions of Section 5(b) hereof shall control); or (viii) misappropriation of any funds or property of the Company, theft, embezzlement or fraud. In the event that the Company shall discharge the Executive pursuant to this Section 5(c), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Executive: (i) any portion of the Executive’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Executive under the terms of the benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

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(d) Termination Without Cause by the Company. The Company may terminate the employment of the Executive for any reason other than one specified in Section 5(b) or 5(c) hereof immediately upon written notice to the Executive, in which event the Executive shall be entitled to receive: (i) any portion of the Executive’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Executive under the terms of any benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the satisfaction of the provisions of Section 5(g) and the compliance by the Executive with all terms and provisions of this Agreement that survive the termination of the Executive’s employment by the Company, (A) the Executive’s Base Salary for a period of: six (6) months if the termination occurs during Executive’s first year of employment; nine (9) months if the termination occurs during Executive’s second year of employment; or twelve (12) months if Executive has been employed for two years or more at the time of terminationless applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices; provided, however, that if such termination of employment shall occur within three months before or within twelve months after the occurrence of a Change in Control (as defined below and such period being referred to herein as the “Change in Control Period”), the severance payable to the Executive shall be for an amount equal to the Executive’s Base Salary for a period of twelve (12) months and shall be payable in a single lump sum payment if the Change in Control is also a “change in control event” as defined in Section 409A of the Code, as defined below, and if it is not, then such amounts shall be payable in equal installments in accordance with the Company’s regular payroll practices, less applicable taxes and withholdings; and (B) payment or reimbursement (upon presentation of proof of payment) of the Executive’s medical insurance premiums at the same level as was in effect on the termination date for a period of six (6) months, which period shall increase to twelve (12) months if such termination of employment shall occur within the Change in Control Period (payments in subsections A and B collectively “Severance Payments”). Any Severance Payments due hereunder shall commence as soon as administratively feasible on the next scheduled payroll date following the Executive’s termination of employment provided the Executive has timely executed and returned the Release referred to in Section 5(g) and, if a revocation period is applicable, the Executive has not revoked the Release. On the date that the Severance Payments commence, the Company shall pay the Executive in a single lump sum payment, less applicable taxes and withholding, the Severance Payments that the Executive would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the Severance Payments to be paid as originally scheduled. The Executive acknowledges that he shall not be designated as a participant in the Company’s Change in Control Plan dated effective as of June 7, 2019 and that he shall have no rights under such plan.

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(e) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment by providing written notice to the Company of a breach constituting Good Reason. “Good Reason” shall be deemed to exist with respect to any termination of employment by the Executive for any of the following reasons: (i) a reassignment of the Executive to a location more than 30 miles outside the San Diego area; (ii) any material failure by the Company to comply with any material term of this Agreement; (iii) the demotion of the Executive to a lesser position than described in Section 1 hereof or a substantial diminution of the Executive’s authority, duties or responsibilities as in effect on the date of this Agreement or as hereafter increased or assignment of duties materially inconsistent with the position set forth in Section 1 hereof; or (iv) a material diminution of the Executive’s Base Salary and benefits, in the aggregate, unless such reduction is due to a paid suspension as part of an internal investigation or part of a Company-wide reduction in compensation and/or benefits for all of its senior executives. If the Executive shall terminate the Executive’s employment hereunder for Good Reason, the Executive shall be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon a termination of the Executive’s employment by the Company without Cause, as provided in Section 5(d) and subject to the satisfaction of the other provisions of this Section 5(e). The Executive may not resign with Good Reason pursuant to this Section 5(e), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 5(e) that the Executive contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company, and (C) the Executive actually resigns from the employ of the Company on or before that date that is six calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Section 5(e) had the Executive resigned with “Good Reason.”

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(f) Other Termination by the Executive. The Executive may terminate the Executive’s employment for any reason other than one specified in Section 5(e) upon at least 30 days’ prior written notice to the Company, which notice shall specify the effective date of the termination. In the event the Executive shall terminate the Executive’s employment pursuant to this Section 5(f), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Executive: (i) any portion of the Executive’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Executive under the terms of the benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(g) Execution of Release. The Executive shall not be entitled to any payments or benefits under Sections 5(d) or 5(e) unless the Executive executes and does not revoke a Release and Agreement (the “Release”) substantially in the form provided by the Company, as drafted at the time of the Executive’s termination of employment, including, but not limited to:

(i) a release of all rights to any claims, charges, complaints, grievances, known or unknown to the Executive, against the Company, its affiliates or assigns, through the date of the Executive’s termination from employment other than post-termination payments and benefits pursuant to this Agreement;

(ii) a representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates, or assigns related to his employment with the Company;

(iii) an agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of the Release;

(iv) a mutual agreement to maintain the confidentiality of the Release or disclose the reasons for any termination of employment; and

(v) an agreement not to disparage the Company or its officers, directors, stockholders, products or business.

Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

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(h) Definition of Change in Control. As used in this Agreement, the term “Change in Control” means:

(i) any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction;

(ii) any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change in Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction; or

(iii) any sale, transfer, exclusive worldwide license or other disposition of all or substantially all of the assets of the Company; or

(iv) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 5(h)(iv), unless such election, recommendation or approval was the result of an actual or threatened contested election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor provision.

(i) Base Salary Continuation. The Base Salary continuation set forth in Sections 5(d) and (e) above shall be intended either (i) to satisfy the separation pay plan safe harbor set forth in the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) be treated as a Short-Term Deferral as that term is defined under Code Section 409A (Treas. Regs. 1.409A-1(b)(4)). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-Term Deferral, the excess amount shall be treated as deferred compensation under Code Section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for purposes of Code Section 409A, each installment payment is considered a separate payment. Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified Executive” as defined in Code Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified Executives” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or before the date of the Executive’s death, if earlier.

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(j) Parachute Provisions. Notwithstanding any provisions of this Agreement to the contrary:

(i) If any of the payments or benefits received or to be received by the Executive in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Executive shall receive the Total Payments and be responsible for the Excise Tax; provided, however that the Executive shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (A) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(ii) For purposes of determining whether any of the Total Payments shall be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm that was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Executive, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(iii) In the event it is determined that the Safe Harbor Amount is payable to Executive, then the severance payments provided under this Agreement that are cash shall first be reduced on a pro rata basis, and the non-cash severance payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

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(k) Resignation of Board Position and Cooperation. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Following any termination of employment, the Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. The Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to the Executive’s employment by the Company.

6.	Non-Disclosure, Non-Solicitation, and Non-Competition.

(a) Non-Disclosure. The Executive acknowledges that in the course of performing services for the Company, the Executive shall obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of Executives and/or other proprietary and/or confidential information (collectively the “Confidential Information”). The Executive agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Executive agrees not to use any of the Confidential Information for the Executive’s own benefit or to the detriment of the Company without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Executive. The Executive also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(b) Non-Solicitation. The Executive acknowledges that because of the Executive’s position in the Company, the Executive shall have access to material intellectual property and Confidential Information. During the term of the Executive’s employment and for one year thereafter, in addition to the Executive’s other obligations hereunder, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during his employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

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(c) Non-Competition. The Executive agrees that, during the Executive’s employment with the Company hereunder and for an additional period of one year after the termination of the Executive’s employment, neither the Executive nor any corporation or other entity in which the Executive may be interested as a partner, trustee, director, officer, executive, agent, shareholder, lender of money or guarantor, or for which the Executive performs services in any capacity (including as a consultant or independent contractor) shall (i) at any time during such period be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined). For purposes of this Section 6(c) the term “Competitive Business” shall mean any firm or business organization that competes with the Company in the development and/or commercialization of oncology treatments or any other technology, product or service based on the same indication or molecular targets being developed, manufactured, marketed, distributed or planned in writing by the Company and known to the Executive during the Executive’s employment with the Company. The Executive’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 6(c).

7.	Inventions and Discoveries.

(a) Disclosure. The Executive shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Executive (whether or not at the request or upon the suggestion of the Company, solely or jointly with others), during the period of the Executive’s employment with the Company that (i) result from, arise out of, or relate to any work, assignment or task performed by the Executive on behalf of the Company, whether undertaken voluntarily or assigned to the Executive within the scope of the Executive’s responsibilities to the Company, or (ii) were developed using the Company’s facilities or other resources or in Company time, or (iii) result from the Executive’s use or knowledge of the Company’s Confidential Information, or (iv) relate to the Company’s business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (collectively referred to as “Inventions”). The Executive hereby acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Executive understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to the Executive as a result of the Company’s efforts to commercialize or market any such Invention.

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(b) Assignment and Transfer. The Executive agrees to assign and transfer to the Company all of the Executive’s right, title and interest in and to the Inventions, and the Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein. The Executive shall not charge the Company for time spent in complying with these obligations. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(c) Records. The Executive agrees that in connection with any research, development or other services performed for the Company, the Executive shall maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

8.	Company Documentation. The Executive shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Executive.

9.	Injunctive Relief. The Executive acknowledges that the Executive’s compliance with the agreements in Sections 6, 7 and 8 hereof is necessary to protect the good will and other proprietary interests of the Company and that the Executive is one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information. The Executive acknowledges that a breach of any of the Executive’s agreements in Sections 6, 7 and 8 hereof may result in irreparable and continuing damage to the Company for which there shall be no adequate remedy at law; and the Executive agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be proper.

10.	Full Agreement. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

11.	Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

12.	Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

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13.	Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the New Jersey without regard to its conflicts of law principles. Each party consents to the jurisdiction and venue of the state or federal courts in New Jersey, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.	Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Any successor business to the Company shall assume all of the obligations under this Agreement. This Agreement may be assigned by the Company without the consent of the Executive.

(b) By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees, executors, administrators, and personal representatives.

15.	Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Chair of the Board of Directors

24 North Main Street

Pennington, NJ 08534

If to the Executive, to her/his residence address as set forth in the Company’s records.

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

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16.	Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

17.	Section 409A. It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code section 409A. The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

18.	Survival of Covenants. The provisions of Sections 5, 6, 7, 8 and 9 hereof shall survive the termination of this Agreement. Furthermore, each other provision of this Agreement that, by its terms, is intended to continue beyond the termination of the Executive’s employment shall continue in effect thereafter.

(Signature page follows.)

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

EXECUTIVE		ONCOSEC MEDICAL INC.

		By:	/s/ Kevin Smith
Name:	Robert H. Arch, Ph.D	Name:	Kevin Smith
		Title:	Interim President and Chief Executive Officer

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